Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-156501, No. 333-174152, and No. 333-196110) pertaining to the 2006 Stock Option Plan and the 2007 Long-Term Incentive Plan (Amended and Restated as of May 1, 2014) of MYR Group Inc. of our reports dated March 3, 2016, with respect to the consolidated financial statements of MYR Group Inc., and the effectiveness of internal control over financial reporting of MYR Group Inc., included in this Form 10-K/A.

/s/ Ernst & Young LLP

Chicago, Illinois
February 16, 2017